Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of TransDigm Group Incorporated for the registration of up to $425.0 million of 7 3/4% Senior Subordinated Notes due 2014 and to the incorporation by reference therein of our report dated November 24, 2009, except Notes 5 and 21 as to which the date is February 10, 2010, with respect to the consolidated financial statements and schedule of TransDigm Group Incorporated, and our report dated November 24, 2009, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is February 10, 2010, on the effectiveness of internal control over financial reporting of TransDigm Group Incorporated included in its Annual Report (Form 10-K/A) for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 15, 2010